Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO VAN KAMPEN REAL ESTATE SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Real Estate Securities Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes     Votes      Broker
Matter                                                     Votes For   Against   Abstain   Non-Votes
------                                                    ----------   -------   -------   ---------
(1)  Approve an Agreement and Plan of Reorganization ..   12,772,336   488,531   785,360       0